UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 24, 2006
THE PROGRESSIVE CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-9518	34-0963169

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Wilson Mills Road, Mayfield Village, Ohio	44143

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 440-461-5000
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
On March 24, 2006, the Compensation Committee of the Board of Directors of The Progressive Corporation (the “Company”) approved awards of restricted stock to executive officers and certain other employees of the Company under The Progressive Corporation 2003 Incentive Plan (the “Plan”). In addition to restricted stock awards that are scheduled to vest with the passage of time (subject to the provisions of the Plan and the applicable award agreement), certain executive officers and other senior managers received performance-based awards that included the following vesting criteria:
Subject to the terms and conditions of the Plan and the applicable award agreement, each participant’s rights in and to the shares of restricted stock awarded to him or her will vest on the date of the public dissemination by the Company of a news release reporting earnings for the Company and its subsidiaries for a fiscal month which is the final month of a period of twelve (12) consecutive fiscal months during which period the Company and its subsidiaries have generated net earned premiums of $20.0 billion or more and achieved an average combined ratio of 96 or less.
The Company’s named executive officers received the following awards:

			Performance-
		Time-Based	Based Restricted	Total Restricted
Name	Position	Restricted Shares	Shares	Shares
Glenn M. Renwick	President & Chief Executive Officer	35,412	35,410	70,822
W. Thomas Forrester	Vice President and Chief Financial Officer	4,722	5,900	10,622
Alan R. Bauer	Direct Group President	4,155	4,155	8,310
Brian J. Passell	Claims Group President	4,014	4,415	8,429
Robert T. Williams	Drive Group President	4,533	4,760	9,293

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 29, 2006

THE PROGRESSIVE CORPORATION

By:	/s/ Jeffrey W. Basch

Name:	Jeffrey W. Basch
Title:	Vice President and Chief Accounting Officer